Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Cyber App Solutions Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share (1)	Rule 457(c)	3,305,788	(2)	$4.99	(3)	$16,495,882.10	(3)	0.0001476	$2,434.80
Fees Previously Paid	—	—	—	—				—			—
	Total Offering Amounts							$16,495,882.10			$2,434.80
	Total Fees Previously Paid										—
	Total Fee Offsets										—
	Net Fees Due										$2,434.80

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares registered hereby also include an indeterminate number of shares of common stock as may from time to time become issuable by reason of stock splits, distributions, recapitalizations or other similar transactions.

(2)	Represents 3,305,788 shares of the Company’s common stock issuable upon the conversion of 8,000 shares of the Company’s Series A Convertible Preferred Stock.

(3)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the shares of Common Stock on the OTC Pink Open Markets on September 19, 2024 (such date being within five business days of the date that this registration statement was first filed with the Securities and Exchange Commission, in accordance with Rule 457(c) under the Securities Act).